Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
Paul E. Landers, Chief Financial Officer	Ina McGuinness/Bruce Voss
(858) 552-7962	(310) 691-7100

For Immediate Release

QUIDEL REPORTS STRONG FOURTH QUARTER RESULTS

SAN DIEGO (February 16, 2005) – Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today reported unaudited financial results for its fourth quarter and year ended December 31, 2004.

For the fourth quarter of 2004, total revenues of $31.9 million reflected strength in the Company’s product lines and a significant market share increase in the Company’s leading influenza test products.  This compares with total revenues of $32.4 million for the fourth quarter of 2003, which benefited from an early flu season both domestically and in Japan.  Domestic revenues for the 2004 fourth quarter increased 6%, compared with the 2003 fourth quarter, and represented 68% of total revenues, while international revenues declined 17%, compared with the 2003 fourth quarter, reflecting the effects of previously reported inventory levels from sales of influenza tests last year and a tightening of the Company’s distribution policy to include only those distributors with demonstrated strength in their markets.

Quidel’s earnings for the 2004 fourth quarter were adversely impacted by the discontinuation of operations of its urinalysis and ultrasonometer businesses, while 2003 fourth quarter results were favorably impacted by the release of a valuation allowance on specific deferred tax assets.  All periods presented reflect the re-classification of financial results to account for the urinalysis and ultrasonometer businesses as discontinued operations.

For the fourth quarter of 2004, earnings from continuing operations were $6.1 million, or $0.19 per diluted share, compared with $19.2 million, or $0.61 per diluted share, for the fourth quarter of 2003.  Loss on discontinued operations, net of tax, for the fourth quarter of 2004 was $6.7 million, or $0.21 per share, compared with a loss of $0.4 million, or $0.01 per share, for the fourth quarter of 2003.  For the fourth quarter of 2004, net loss was $0.6 million, or $0.02 per share, compared with net income of $18.8 million, or $0.59 per diluted share, for the fourth quarter of 2003.  Net income for the fourth quarter of 2003 included a tax benefit of $13.3 million, or $0.42 per diluted share, related to the release of a valuation allowance on specific deferred tax assets.

“While the incidence of influenza in the U.S. during the 2004 fourth quarter was consistent with average seasonal levels, Quidel benefited from strong promotion of its flu test as another line of defense in response to the influenza vaccine shortage.  We believe the success of our campaign contributed to an increase in domestic revenue, and an increase in our domestic market share for point-of-care influenza testing from 49% in 2003 to 60% in 2004,” said Caren Mason, Quidel’s president and chief executive officer.

“Based on industry reports, we maintained leading market shares for our pregnancy and Strep A product lines at 49% and 43%, respectively, for 2004.  Our 2004 fourth quarter financial results also reflect the strengthening of key partnerships, which resulted in growth in sales of biochemical bone markers and tests for H. pylori, chlamydia and mononucleosis.”

Gross margin for the 2004 fourth quarter was 59% compared with 61% in the fourth quarter of 2003, primarily reflective of product mix.

Operating expenses for the fourth quarter of 2004 were $10.7 million, compared with $9.9 million for the fourth quarter of 2003 resulting from higher research and development costs associated with work on new technologies and ongoing work on the LTF™ (Layered Thin Film) platform, legal fees related to the Company’s ongoing intellectual property dispute and increased professional fees related to the implementation of Section 404 of the Sarbanes-Oxley Act.  These costs were partially offset by savings attributable to the closure of the Company’s sales and support offices in Germany and Italy in the latter part of 2003.

Cash and cash equivalents as of December 31, 2004 totaled $36.3 million, up sharply from $25.6 million at December 31, 2003.

“During the past several months, we have made tremendous progress in developing a new strategic framework designed to assure Quidel’s continued market leadership in the infectious diseases and reproductive health markets.  These are markets where Quidel can differentiate itself and provide solutions in the diagnosis, prognosis and monitoring of disease,” said Mason.

“After a careful review of the urinalysis market and Quidel’s product offering, we have concluded that the cost to succeed in this mature market is beyond what we could hope to recoup,” she added.  “In the near term, we expect to complete a transaction for this product line, which had a pre-tax loss in 2004.”

Additionally, Quidel has discontinued its ultrasonometer business.  “As with our urinalysis business, the cost to compete effectively in this market cannot be justified by the potential returns,” noted Mason.  “We still, however, retain certain attractive intellectual property and believe that the unique application of the QUS mapping software has value to those companies currently marketing bone density screening technology.”

Specialty Products Group Formed

Quidel also announced its newly organized and expanded Specialty Products Group (SPG).  The SPG today has responsibility for more than 100 clinical and research products used worldwide in reference laboratories, and in research applications at leading universities and biotechnology companies.  With a dedicated focus on Research to Rapids™, the SPG expects to identify, develop and produce unique diagnostic and research products targeted at disease state mastery.  The SPG plans to evaluate opportunistic near-term development in the areas of bone health and oncology, where Quidel believes the SPG enjoys a major position in research markers and products.

Full-Scale Manufacturability Studies Underway with LTF Immunoassay Platform

Also today Quidel reported significant progress with its LTF technology platform.  As anticipated, the Company has developed an LTF immunoassay platform that provides the required analytical sensitivity, and has demonstrated its utility for both hormones (i.e., hCG) and infectious agents (i.e., influenza and Strep A).  Quidel also has filed a provisional patent application covering the unique technology comprising the LTF immunoassay platform and has embarked on studies designed to address full-scale manufacturability.

“The demonstration of full-scale manufacturability requires the design and validation of new equipment and the subsequent comprehensive testing of manufactured components,” noted Mason.  “The results to date are very encouraging and formal product development will commence once manufacturability studies are completed.”

2004 Full Year Financial Results

Total revenues from continuing operations for the year ended December 31, 2004 were $78.7 million, compared with total revenues of $92.5 million in 2003.  Gross margin for the year ended December 31, 2004 was 54% compared with 55% in 2003, primarily reflecting product mix and sales volumes, partially offset by a full year’s benefit of the Company’s restructuring in the latter part of 2003.  For 2004, earnings from continuing operations were $1.6 million, or $0.05 per diluted share, compared with $21.2 million, or $0.70 per diluted share, for 2003.  Loss on discontinued operations, net of tax, for 2004 was $7.9 million, or $0.25 per diluted share, compared with a loss of $1.5 million, or $0.05 per diluted share, for 2003.  For 2004, the net loss was $6.3 million, or $0.20 per share, compared with net income of $19.7 million, or $0.65 per diluted share, for 2003, which included a tax benefit of $13.3 million, or $0.44 per diluted share, related to the release of a valuation allowance on specific deferred tax assets.

Conference Call Information

Quidel management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern Standard Time (2:00 p.m. Pacific Standard Time).  To participate via telephone please call (888) 803-7396 from the U.S. or (706) 634-1052 for international callers.  A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 for international callers, and entering reservation number 5211939.  The conference call will be broadcast live over the Internet at www.quidel.com and will be available for 14 days.

The financial results included in this release are unaudited.  The complete, audited financial statements of the Company for the fiscal year ended December 31, 2004 will be included in Quidel’s Annual Report on Form 10-K to be filed with the SEC on or before March 16, 2005.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, the portfolio currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks and uncertainties. Many possible events or factors could affect Quidel’s future financial results and performance, such that its actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in operating results may arise as a result of a number of factors, including, without limitation, intellectual property, product liability, environmental and other litigation, required patent license fee payments not currently reflected in our costs, seasonality, the length and severity of cold and flu seasons, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the United States Food and Drug Administration (the “FDA”), and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. All of the risks described in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

[Tables to Follow]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)	(audited)
Net sales	$31,603	$32,127	$76,072	$90,866
Research contract, license and royalty income	326	278	2,619	1,597

Total revenues	31,929	32,405	78,691	92,463

Cost of sales	12,846	12,574	35,234	40,943
Research and development	3,323	2,226	11,340	8,465
Sales and marketing	3,886	4,548	13,990	15,977
General and administrative	3,231	2,763	14,852	10,003
Restructuring	—	—	—	1,966
Amortization of intangibles	308	383	1,459	1,517

Total costs and expenses	23,594	22,494	76,875	78,871

Earnings from operations	8,335	9,911	1,816	13,592

Interest expense	218	237	886	980
Interest income	(125)	(84)	(398)	(154)
Other, net	(27)	(1)	(256)	(253)

Total other (income) expense	66	152	232	573

Earnings from continuing operations, before income taxes	8,269	9,759	1,584	13,019

Income tax (benefit) expense	2,187	(9,448)	—	(8,146)

Earnings from continuing operations	6,082	19,207	1,584	21,165

Loss from discontinued operations, net of tax	(6,726)	(398)	(7,871)	(1,514)

Net earnings (loss)	$(644)	$18,809	$(6,287)	$19,651

Earnings from continuing operations per share - basic	$0.19	$0.65	$0.05	$0.73
Earnings from continuing operations per share - diluted	$0.19	$0.61	$0.05	$0.70

Loss on discontinued operations, net of tax per share - basic and diluted	$(0.21)	$(0.01)	$(0.25)	$(0.05)

Net earnings (loss) per share - basic	$(0.02)	$0.63	$(0.20)	$0.67
Net earnings (loss) per share - diluted	$(0.02)	$0.59	$(0.20)	$0.65

Weighted shares used in basic per share calculation	31,790	29,670	31,487	29,177
Weighted shares used in diluted per share calculation	32,432	31,676	32,386	30,374

Gross profit as a % of net sales	59%	61%	54%	55%
Research and development as a % of net sales	11%	7%	15%	9%
Sales and marketing as a % of net sales	12%	14%	18%	18%
General and administrative as a % of net sales	10%	9%	20%	11%

	12/31/04	12/31/03
	(unaudited)	(audited)
Condensed balance sheet data (in thousands):
Cash and cash equivalents	$36,322	$25,627
Working capital	49,769	49,529
Total assets	112,903	117,425
Long term obligations	10,780	11,258
Stockholders’ equity	90,397	89,780